Exhibit 21

SUBSIDIARIES OF THE REGISTRANT

	New Jersey (Inactive)	New Jersey (Inactive)
Subsidiary	Ownership	State of Incorporation

Cape Bank	100%	New Jersey

SUBSIDIARIES OF CAPE BANK

	New Jersey (Inactive)	New Jersey (Inactive)
Subsidiary	Ownership	State of Incorporation

CASABA Real Estate Holding Corporation	100%	New Jersey

Cape May County Savings Service Corporation	100%	New Jersey (Inactive)